EXHIBIT 4.5
                                Promissory Note

Payee ________
Payee's Address ________
Principal Amount $___________
Annual Principal Installment  $_____________

         For value received, RAL PURCHASING CORP., a New York corporation (the "Company"), hereby promises to pay the Principal Amount to the order of Payee, together with interest accruing at the rate of 9% per annum on the principal amount from time to time unpaid Accrued interest on this Note shall be payable monthly on the first day of each month beginning October 2003. The principal amount of this Note shall be payable in five equal Annual Principal Installments on December 31 of each year beginning 2004 and ending 2008. All payments of principal and interest shall be made to Payee at Payee's Address or at such other place as Payee shall from time to time designate to the Company in writing.

         Upon the failure by the Company to pay any installment due hereunder within 30 days after written notice of such failure by the holder to the Company, the entire principal amount of this Note and all accrued interest shall be immediately due and payable. This Note may be prepaid by the Company at any time, without premium or penalty. This Note may not be changed or terminated orally, and it sets forth the entire understanding of the parties. The Payee shall be entitled to recover reasonable costs of collection.


                                            RAL PURCHASING CORP.

                                            By ______________________
Date: September ____ 2003

                                    GUARANTY

Universal Supply Group, Inc., a New York corporation ("Guarantor"), hereby guaranties to Payee the obligations of the Company under the Note set forth above, with the same force and effect as if Guarantor were jointly and severally obligated with the Company under the Note. This Guaranty may not be changed or terminated orally. The choice of law and , jurisdiction provisions of the Note shall also apply to this Guaranty.


                                                 UNIVERSAL SUPPLY GROUP, Inc.

                                                 By ___________________________

Date: September ____, 2003











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